EXHIBIT 5


     KILPATRICK STOCKTON LLP                          Attorneys at Law
                                                            Suite 2800
                                                 1100 Peachtree Street
                                          Atlanta, Georgia  30309-4530
                                               Telephone: 404.815.6500
                                               Facsimile: 404.815.6555
                                           Web site:  www.kilstock.com

                                            E-mail: shale@kilstock.com
     January 7, 1999                         Direct Dial: 404.815.6302



United Community Banks, Inc.
P.O. Box 398
59 Highway 515
Blairsville, Georgia  30512

Re:Form S-8 Registration Statement

Gentlemen:

We have acted as counsel for United Community Banks, Inc., a Georgia corporation (the "Company"), in the preparation and filing of a registration statement on Form S-8 (the "Registration Statement") relating to the Company's Key Employee Stock Option Plan (the "Plan") and the proposed offer and sale of up to 150,000 shares of the Company's common stock, $1.00 par value (the "Shares") pursuant
thereto.   In connection with the preparation of said Registration
Statement, we have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of the Shares as we have deemed relevant under the circumstances.

On the basis of the foregoing, it is our opinion that:

The proposed offer and sale of the Shares pursuant to the Plan have been duly authorized by the Board of Directors of the Company, and such Shares, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

Sincerely,


KILPATRICK STOCKTON LLP


By: /s/ F. Sheffield Hale
    F. Sheffield Hale, a Partner